Exhibit 2.1

SUBSIDIARIES

	Name of entities	Place of incorporation	Date of incorporation	Issued capital	Nature of business

1.	Greenpro Resources Limited	British Virgin Islands	July 3, 2012	2 issued shares of ordinary shares at US$1 each	Holding company

2.	Greenpro Holding Limited	Hong Kong	July 22, 2013	100 issued shares of ordinary shares at HKD1 par value	Holds life insurance products
3.	Greenpro Resources (HK) Limited	Hong Kong	April 5, 2012	_1,075,002_ issued shares of ordinary shares at HKD1 par value	Holds Greenpro intellectual property
4.	Greenpro Resources Sdn. Bhd.	Malaysia	April 26, 2013	1,000,000 issued shares of ordinary shares of MYR 1 each	Provision of business consulting and advisory services and investment in land and buildings
5.	Greenpro Management Consultancy (Shenzhen) Limited	China	August 30, 2013	RMB 100,000 paid-in capital	Provides corporate advisory services such as tax planning, cross-border listing solution and advisory, mergers and acquisitions in China
6.	Greenpro Financial Consulting Limited	Belize	July 26, 2012	1 issued shares of ordinary shares at US$1 each	Provides corporate advisory services such as tax planning, cross-border listing solution and advisory, mergers and acquisitions
7.	Greenpro Global Advisory Sdn. Bhd.	Malaysia	January 23, 2013	100,000	Provides business advisory services